                          STANDBY PURCHASE AGREEMENT



                  This Standby Purchase Agreement (as the same may be amended or modified from time to time, the "Agreement"), made and entered into as of June 30, 1999 by and between Transmedia Network Inc., a Delaware corporation (the "Company"), and Samstock, L.L.C., a Delaware limited liability company ("Samstock"; and in its capacity as standby purchaser, the "Standby Purchaser").

                                  WITNESSETH:

                  WHEREAS, under the terms of that certain Credit Agreement dated as of June 30, 1999 by and between the Company and GAMI Investments, Inc., a Delaware corporation and an affiliate of the Standby Purchaser ("Lender") (the "Loan Agreement"), Lender has loaned to the Company the aggregate principal amount of $10 million (the "Loan");

                  WHEREAS, in accordance with the terms of the Loan Agreement, the Company is implementing a rights offering (the "Rights Offering") pursuant to which it is anticipated that the Company will distribute to stockholders of record of the Company ("Stockholders") on a record date to be determined, rights (each, a "Right" and collectively, the "Rights") to subscribe for shares of Series A senior convertible redeemable preferred stock of the Company (the "Series A Preferred Shares"), at a subscription price per share to be determined (which shall represent approximately 70% of the market price of the Common Stock as of the pricing date calculated as described in the registration statement covering the Rights Offering) (the "Subscription Price"), not to exceed $10 million in the aggregate;

                  WHEREAS, in order to help assure the success of the Rights Offering, and the receipt by the Company of sufficient proceeds therefrom to repay all outstanding amounts under the Loan upon its maturity, Samstock is willing to, and hereby does, agree to serve as Standby Purchaser for a specified number of Series A Preferred Shares available for purchase upon the expiration of unexercised Rights, and the Company has agreed with Samstock to sell such securities to the Standby Purchaser, all as more particularly set forth herein.

                  NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Standby Purchaser do hereby agree as follows:

Section 1.        Standby Purchase Commitment.

                  1.1 The Standby Purchaser agrees that it will exercise in full the basic subscription privileges offered to it in connection with the Rights Offering and, to the extent that

EGI-Transmedia Investors, L.L.C., a Delaware limited liability company, or its successors or distributees ("TNI") elects or elect not to exercise its or their basic subscription privileges in full, to purchase such additional number of Series A Preferred Shares that TNI or its successors or distributees would have been entitled to purchase if it or they had exercised its or their basic subscription privileges in full. Subject to the terms and conditions set forth in this Agreement, the Company agrees to issue and sell to the Standby Purchaser, and the Standby Purchaser agrees to purchase from the Company, such number of Series A Preferred Shares not (i) subscribed for by it or TNI (or its successors or distributees) pursuant to their basic subscription privileges or by it pursuant to the preceding sentence or (ii) subscribed for by other Stockholders of the Company (the "Other Stockholders") in the Rights Offering, including pursuant to any oversubscription privilege, as may be necessary so that all of the Series A Preferred Shares offered for sale in the Rights Offering will be sold in the Rights Offering (the "Standby Shares").

                  1.2 The purchase price of the Standby Shares sold pursuant to this Agreement to the Standby Purchaser shall be at the price and terms offered to the Other Stockholders pursuant to the Rights Offering; provided that the aggregate gross purchase price for all Series A Preferred Shares offered and sold to all Stockholders, including all Standby Shares offered and sold to the Standby Purchaser, shall not exceed $10 million.

                  1.3 In consideration of the Standby Purchaser's obligations under this Agreement and Lender's obligations under the Loan Agreement, the Company agrees to issue to the Standby Purchaser (or as the Standby Purchaser shall direct) a warrant (the "Warrant"), substantially in the form of Exhibit A hereto, to purchase an aggregate of 1,000,000 shares (the "Warrant Shares") of the Company's common stock, $.02 par value per share (the "Common Stock"). The Warrant shall be issued and delivered to the Standby Purchaser at the Closing (as hereinafter defined), upon repayment to the Company of the cash fee (or at Lender's option, upon offset of the amount of said cash fee against obligations owing to Lender under the Loan Agreement) previously paid to Lender or a portion thereof, to the extent required by, and otherwise in accordance with, Section 2.10 of the Loan Agreement.

Section 2.        Determination of Standby Shares.

                  2.1 As soon as practicable following the expiration of the exercise period of the Rights (as the same may be extended) and promptly following its determination of the number of Series A Preferred Shares validly subscribed for through the exercise of the Rights in accordance with the terms of the Rights Offering (including the exercise of any oversubscription options or privileges), the Company shall notify the Standby Purchaser in writing of the number of Standby Shares, if any, to be purchased by it pursuant to
Section 1.

Section 3.        Closing.

                  3.1 The delivery of and payment for the Standby Shares shall take place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178 at

10:00 a.m., New York City time, on the date of the sale of the Series A Preferred Shares to the subscribing Stockholders in the Rights Offering (such time and date being referred to as the "Closing Time," the date of the Closing Time being referred to as the "Closing Date" and the consummation of the transaction being referred to as the "Closing").

                  3.2      At the Closing:

                  (a) the Company shall deliver to the Standby Purchaser (i) stock certificates representing the Standby Shares to be purchased by the Standby Purchaser hereunder, registered in the name of the Standby Purchaser or such of its nominees as it may specify at least three business days prior to the Closing Date, for the Standby Purchaser's account, and (ii) the Warrant, in each case free and clear of all liens, claims or encumbrances of any kind, and

                  (b) the Standby Purchaser shall deliver the Subscription Price for each Standby Share purchased by it in immediately available funds in the form of a wire transfer to an account designated by the Company at least one business day prior to the Closing Date.

Section 4.        Representations and Warranties.

          4.1 The Company represents and warrants to, and covenants with, the Standby Purchaser, as of the date hereof and again as of the Closing Date, as follows:

                  (a) As soon as practicable, the Company shall file with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-2 to register under the Securities Act of 1933 (the Securities Act") such number of Rights, Series A Preferred Shares and shares of Common Stock into which the Series A Preferred Shares may, from time to time, be convertible in relation to the Rights Offering such that the gross proceeds thereof, assuming full subscription, shall be $10 million. The Company will file such amendments to the registration statement as may be necessary to permit the registration statement, as so amended, to become effective. Such registration statement as amended at the time it becomes effective (the "Effective Date"), including all exhibits and all documents incorporated therein by reference, is herein called the "Registration Statement." The prospectus first filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 (the "Securities Act") is herein called the "Prospectus."

                  (b) On the Effective Date and at the time when the Prospectus is first filed with the Commission pursuant to Rule 424(b), the Registration Statement and the Prospectus will comply in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder, and on the Effective Date neither the Registration Statement nor the Prospectus will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; except that the foregoing does not apply to statements or omissions in the Registration Statement or the Prospectus made in reliance upon information furnished by the Standby Purchaser to the Company expressly for use therein.

                  (c) The documents incorporated by reference in the Prospectus (the "Incorporated Documents"), at the time they were filed with the Commission, complied as to form in all material respects with the requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations of the Commission promulgated thereunder, and, when read together with the other information in the Prospectus, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Incorporated Documents comply as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in notes thereto) and fairly present the consolidated financial position of the Company and its subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Incorporated Documents, neither the Company nor any of its subsidiaries has any obligation or liability of any nature whatsoever (direct or indirect, matured or unmatured, absolute, accrued, contingent or otherwise) either (1) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company and its subsidiaries or in the notes thereto or (ii) which, individually or in the aggregate, could reasonably be expected to have a material adverse effect (or any development which could reasonably be expected to have a material adverse effect) on the business, operations, assets, financial or other condition, results of operations or prospects of the Company and its subsidiaries, taken as a whole, whether or not required by generally accepted accounting principles to be provided or reserved against on a balance sheet prepared in accordance with generally accepted accounting principles, other than liabilities and obligations reflected or reserved against in the consolidated financial statements of the Company and its consolidated subsidiaries included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1999, or incurred since the date of the balance sheet included in such financial statements in the ordinary course of business which are not individually or collectively material to the Company and its subsidiaries taken as a whole.

                  (d) As soon as practicable, the Company shall file with the Commission a Proxy Statement in preliminary form relating to a special meeting of stockholders (the

         "Stockholders Meeting") to be duly called and convened for the purpose of considering and taking action upon the Proxy Proposals (as defined in the Registration Statement). The Company will use its reasonable efforts to cause the Proxy Statement to be mailed to stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. At the time it is first mailed to stockholders, the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; except that the foregoing does not apply to statements or omissions in the Proxy Statement made in reliance upon information furnished by the Standby Purchaser to the Company expressly for use therein.

                  (e) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Company of this Agreement (including the issuance of the Warrant) have been duly and validly authorized by the Board of Directors of the Company (the "Board") and have been approved by a majority of the Disinterested Directors of the Company (within the meaning of Section
         3.1 of the Amended and Restated Investment Agreement dated March 3, 1998 by and among the Company, Samstock, TNI and Halmostock), and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement, other than Stockholder Approval (as defined below). The Board has approved this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the issuance to the Standby Purchaser of the Standby Shares, the Warrant and the Warrant Shares, so as to render inapplicable thereto the restrictions contained in Article Seventh of the Certificate of Incorporation of the Company, and the restrictions contained in
         Section 203 of the Delaware General Corporation Law.

                  (f) This Agreement has been duly authorized, executed and delivered by the Company and is the valid and binding obligation of the Company and is enforceable against the Company by the Standby Purchaser in accordance with its terms.

                  (g) The Rights, the Series A Preferred Shares offered by the Company to the Stockholders upon exercise of Rights, and the Standby Shares to be sold by the Company under this Agreement have been duly authorized by the Company and will be included in the Registration Statement. Upon the approval of the Proxy Proposals by the requisite vote of the stockholders of the Company at the Stockholders Meeting in accordance with the Delaware General Corporation Law, the applicable rules of the New York Stock Exchange and the provisions of the Company's Certificate of Incorporation and By-laws (the "Stockholder Approval") and the filing by the Company of the Certificate of

         Amendment, in substantially the form attached hereto as Exhibit B, and the Certificate of Designations, in substantially the form attached hereto as Exhibit C, with the Secretary of State of the State of Delaware (together, the "Delaware Filings"), the Standby Shares and any shares of Common Stock into which the Standby Shares may be convertible shall have been reserved for issuance by the Company and the Standby Shares, when issued and delivered by the Company against payment therefor as provided in this Agreement, will be validly issued, fully paid and nonassessable, and the Standby Purchaser shall acquire good and valid title to the Standby Shares (and any shares of Common Stock into which they may be convertible) and the Warrant, free and clear of all Liens. Upon exercise of the Warrant, in whole or, from time to time, in part, and upon payment of the exercise price therefor, in accordance with the terms of the Warrant, the Standby Purchaser will acquire good and valid title to the Warrant Shares, free and clear of all Liens, and such Warrant Shares shall be validly issued, fully paid and nonassessable. For purposes of this paragraph (g), "Lien" means any preemptive or similar rights of any third party, purchase options, calls, proxies, voting trusts, voting agreements, judgments, pledges, charges, assessments, levies, escrows, rights of first refusal or first offer, transfer restrictions, mortgages, indentures, claims, liens, equities, mortgages, deeds of trust, deeds to secure debt, security interests and other encumbrances of every kind and nature whatsoever, whether arising by agreement, operation of law or otherwise, other than any created by the Standby Purchaser or pursuant to this Agreement. No vote of the holders of any class or series of capital stock or other securities of the Company or any subsidiary of the Company is required to approve or effect this Agreement or any transaction contemplated hereby, including, without limitation, under applicable law, applicable stock exchange rules or regulations, the certificate or articles of incorporation (including, without limitation, Article Seventh of the Company's Certificate of Incorporation) or by-laws of the Company or any subsidiary of the Company or any agreement of any kind applicable to the Company, any subsidiary of the Company, or their assets, except that the Proxy Proposals require Stockholder Approval. The affirmative vote of the holders of no more than a majority of the outstanding shares of the Company's Common Stock is the only vote of the holders of any class or series of capital stock or other securities of the Company or any subsidiary of the Company necessary to obtain Stockholder Approval of the Proxy Proposals.

                  (h) The execution, delivery and performance of this Agreement will not (i) conflict with, result in the creation or imposition of any lien, charge or encumbrance upon any of the assets of the Company or any of its subsidiaries pursuant to the terms of, or constitute a default under, any material agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or (ii) upon receipt of the Stockholder Approval and making the Delaware Filings, result in a violation of the Certificate of Incorporation or By-laws of the Company or any of its subsidiaries or any order, rule or regulation of any court or governmental agency having jurisdiction over the Company or any of its subsidiaries or any of their respective properties. Except for the Delaware Filings and as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976

         (the "HSR Act"), the Securities Act, the Securities Exchange Act of 1934 (the "Exchange Act"), and applicable state securities law, no consent, authorization or order of, or filing or registration with, any court or governmental agency is required for the execution, delivery and performance of this Agreement.

         4.2 The Standby Purchaser represents and warrants to, and covenants with, the Company as follows:

                  (a) The Standby Purchaser shall receive from the Company and carefully review a copy of the registration statement, the Incorporated Documents, and the Proxy Statement, in the form in which they are filed with the Commission and the information relating to the Standby Purchaser contained therein furnished by the Standby Purchaser to the Company expressly for use therein shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (b) The Standby Purchaser understands and acknowledges that neither the Warrant nor the Warrant Shares have been registered under
         Section 5 of the Securities Act and may not be sold or otherwise transferred unless so registered or pursuant to a valid exemption therefrom. The Standby Purchaser further agrees that it will not sell, transfer, hypothecate or dispose of (i) any Series A Preferred Shares, (ii) any shares of Common Stock into which the Series A Preferred Shares are convertible, (iii) the Warrant, or (iv) any Warrant Shares except in compliance with the Securities Act and applicable state securities laws.

                  (c) The Standby Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Standby Purchaser of this Agreement have been duly and validly authorized by the Managing Member of the Standby Purchaser, and no other proceedings on the part of the Standby Purchaser are necessary to authorize the execution, delivery and performance by the Standby Purchaser of this Agreement. The Managing Member has approved this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the purchase by the Standby Purchaser of the Standby Shares.

                  (d) This Agreement has been duly authorized, executed and delivered by the Standby Purchaser and is the valid and binding obligation of the Standby Purchaser and is enforceable against the Standby Purchaser by the Company in accordance with its terms.

                  (e) On the Closing Date, the Standby Purchaser will have sufficient cash funds on hand to purchase the Standby Shares on the terms and conditions contained in this Agreement.

         4.3 The Standby Purchaser and the Company shall file or cause to be filed promptly following their mutual determination to do so with the Federal Trade Commission (the "FTC") and the Department of Justice (the "DOJ") all requisite notification and report forms and documentary materials which comply with the provisions of the HSR Act and the rules thereunder, and will cooperate and coordinate with each other to file promptly any additional information requested as soon as practicable after receipt of a request from the FTC or the DOJ. The Standby Purchaser and the Company shall use their respective best efforts to obtain early termination of the applicable waiting period under the HSR Act and to overcome any objection made by either the FTC or the DOJ in connection therewith. All of the fees and costs of filing any such notification and report forms by either the Standby Purchaser or the Company (including the expenses of legal, financial or other professionals engaged to provide services in respect of such filing) and related materials incurred by either the Standby Purchaser or the Company shall be borne or reimbursed by the Company.

Section 5.        Conditions to Closing.

                  5.1 The obligation of the Standby Purchaser to purchase the Standby Shares as set forth in this Agreement is subject to the following conditions:

                  (a) The Registration Statement shall have been declared effective by the Commission. No order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the Commission and any requests for additional information by the Commission (to be included in the Registration Statement, in the Prospectus or otherwise) shall have been complied with to the reasonable satisfaction of the Standby Purchaser.

                  (b) The Standby Shares shall have been approved for listing on the New York Stock Exchange.

                  (c) The Stockholder Approval shall have been obtained.

                  (d) Any required waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have terminated or expired.

                  (e) The representations and warranties of the Company contained herein shall be true and correct in all material respects as of the Closing Date, the Company shall have performed all covenants and agreements herein required to be performed on its part at or prior to the Closing Date and the Standby Purchaser shall receive a certificate to such effect dated the Closing Date and executed by either the President or a Vice President of the Company.

                  (f) The Warrant shall have been issued and delivered to the Standby Purchaser (or its designees) concurrently with the Closing;

                  (g) Purchaser shall have received an opinion of Morgan, Lewis & Bockius LLP, counsel to the Company, in substantially the form attached hereto as Exhibit D .

                  (h) In the event that Samstock is entitled to designate an additional director to the Board pursuant to Section 4.6 of the Second Amended and Restated Investment Agreement, and shall have so designated an individual to serve as such additional director, such individual shall have been elected to the Board to serve commencing upon the Closing.

                  (i) Concurrently with the Closing, the gross proceeds of the Rights Offering shall have been paid to Lender against the Company's obligations under the Loan Agreement (net of amounts owing to the Company in accordance with Section 2.10 of the Loan Agreement).

                  5.2 The obligation of the Company to issue and sell the Standby Shares as set forth in this Agreement is subject to the following conditions:

                  (a) The Company shall not have withdrawn or canceled the Rights Offering prior to the Expiration Time (as defined in the Registration Statement).

                  (b) The Standby Shares shall have been approved for listing on the New York Stock Exchange.

                  (c) The Stockholder Approval shall have been obtained.

                  (d) Any required waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have terminated or expired.

                  (e) The representations and warranties of the Standby Purchaser contained herein shall be true and correct in all material respects as of the Closing Date and the Standby Purchaser shall have performed all covenants and agreements herein required to be performed on its part at or prior to the Closing Date.

Section 6.        Indemnification.

                  6.1 The Company agrees to indemnify and hold the Standby Purchaser, its affiliates, and their respective officers, directors, employees, agents, representatives, and successors (each, a "Standby Purchaser Indemnitee") harmless from and against any and all losses, claims, damages and liabilities, joint or several (including any investigation, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted) (collectively, "Losses"), to which any Standby Purchaser Indemnitee may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such Losses arise out of or are based upon
(i) any inaccuracy in, breach of or failure to comply with, any representation, warranty, or covenant made by the Company in this Agreement, or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Proxy Statement, any preliminary prospectus, the Registration Statement or the Prospectus (as amended or supplemented, if the Company shall have filed with the Commission any amendment thereof or supplement thereto), or any amendment or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as any such untrue statement or omission or alleged untrue statement or omission was made in such Proxy Statement, preliminary prospectus, the Registration Statement or the Prospectus, or such amendment or supplement in reliance upon, and in conformity with, information furnished to the Company by the Standby Purchaser expressly for use therein.

                  6.2 The Standby Purchaser agrees to indemnify and hold harmless the Company, each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, each director of the Company and each officer of the Company who signs the Registration Statement (each, a "Company Indemnitee"), from and against any and all Losses to which any Company Indemnitee may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such Losses are based upon (i) any inaccuracy in, breach of or failure to comply with, any representation, warranty, or covenant made by the Standby Purchaser in this Agreement or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Proxy Statement, any preliminary prospectus, the Registration Statement or the Prospectus (as amended or supplemented, if the Company shall have filed with the Commission any amendment thereof or supplement thereto), or any amendment or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only insofar as any such untrue statement or omission or alleged untrue statement or omission was made in such Proxy Statement, preliminary prospectus, the Registration Statement or the Prospectus, or such amendment or supplement, in reliance upon, and in conformity with, information furnished to the Company by the Standby Purchaser expressly for use therein; provided, however, that the obligation of the Standby Purchaser to indemnify the Company Indemnitees hereunder shall be limited to the total price for the Series A Preferred Shares purchased by the Standby Purchaser pursuant to this Agreement.

                  6.3 Any party which proposes to assert the right to be indemnified under this Section 6 will promptly after receipt of notice of a claim or of commencement of any action, suit or proceeding against such party in respect of which a claim is to be made against any indemnifying party under this Section 6, notify each such indemnifying party of the nature of the claim or the commencement of such action, suit or proceeding, enclosing a copy of all correspondence received and papers served, but the omission so to notify such indemnifying party of any such claim, action, suit or proceeding shall not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 6. In case any such claim shall be asserted or any such action, suit or proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the assertion or commencement thereof, the indemnifying party shall be entitled to participate in, and to assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its selection so to assume the defense thereof the indemnifying party shall not be liable to such indemnified party for any subsequent legal or other expenses. The indemnified party shall have the right to employ its counsel in any such action where the indemnifying party has assumed the defense as aforesaid, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the employment of counsel by such indemnified party has been authorized by the indemnifying party, (ii) the indemnified party shall have reasonably concluded that there may be a conflict of interest between the indemnifying party and the indemnified party in the conduct of the defense of such action (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party) or (iii) the indemnifying party shall not in fact have employed counsel satisfactory to the indemnified party to assume the defense of such action, in any of which events such fees and expenses shall be borne by the indemnifying party. An indemnifying party shall not be liable for any settlement of any action or claim effected without its consent so long as it is performing its obligations under this Section 6.

Section 7.        Termination.

         This Agreement may be terminated by Samstock upon written notice to the Company and thereafter shall be of no further force and effect (without any liability by the Company to the Standby Purchaser, Lender or any other party) upon the occurrence of an event of default under the Loan Agreement.

Section 8.        Survival.

         The indemnification agreement contained in Section 6 hereof and the representations, warranties, covenants and agreements of the Company and the Standby Purchaser set forth in this Agreement shall remain operative and in full force and effect regardless of (a) any termination of this Agreement, (b) any investigation made on behalf of the Standby Purchaser, or (c) acceptance of Standby Shares under this Agreement.

Section 9.        Miscellaneous

                  9.1 This Agreement is made solely for the benefit of the Standby Purchaser and, to the extent provided herein, Lender, and the Company, and their respective successors, and no other person, partnership, association or corporation shall acquire or have any right under or by virtue of this Agreement.

                  9.2 Neither the Company nor the Standby Purchaser may assign any of its rights under this Agreement without the prior written consent of the other party hereto.

                  9.3 This Agreement, together with the Loan Documents (as defined in the Loan Agreement), the Second Amended and Restated Investment Agreement and the Warrant, constitute the entire agreement between the Standby Purchaser and Lender, on the one hand, and the Company on the other, and supersedes all prior agreements and understandings relating to the subject matter hereof. In case any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect under the laws of any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way affected or impaired thereby or under the laws of any other jurisdiction.

                  9.4 This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, and all such counterparts together constitute but one and the same instrument.

                  9.5 This Agreement may not be amended, modified or changed, in whole or in part, except by an instrument in writing signed by the Company and the Standby Purchaser.

Section 10.       Notices.

         Except as otherwise provided in this Agreement, and unless otherwise notified by the respective addressee, all notices and communications hereunder shall be in writing and shall be deemed to have been duly given when delivered personally to the recipient, one day after being sent by overnight courier (charged prepaid), five days after being mailed to the recipient (postage prepaid) or upon confirmation if transmitted via fax. Notices should be directed as follows:

If to the Company:                  Transmedia Network Inc.
                                    11900 Biscayne Boulevard
                                    Miami, Florida 33181
                                    Fax: (305) 892-3342

With a copy to:                     Morgan, Lewis & Bockius LLP
                                    101 Park Avenue
                                    New York, New York  10178
                                    Attention: Stephen P. Farrell, Esq.
                                    Fax: (212) 309-6273

If to the Standby Purchaser:        Samstock, L.L.C.
                                    Two N. Riverside Plaza, Suite 600
                                    Chicago, Illinois 60606
                                    Attention: General Counsel
                                    Fax: (312) 454-0610

Section 11.       Governing Law.

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                  TRANSMEDIA NETWORK INC.



                                  ----------------------------------------
                                  By: Gene Henderson, President and
                                      Chief Executive Officer

                                  SAMSTOCK, L.L.C.



                                  ----------------------------------------
                                  By: Donald J. Liebentritt, Vice President

                                                                       EXHIBIT A


                               [FORM OF WARRANT]


THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS (I) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND SUCH LAWS COVERING SUCH SECURITIES OR (II) SUCH SALE, TRANSFER, ASSIGNMENT, OFFER, PLEDGE OR OTHER DISPOSITION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND SUCH LAWS. THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE NON-TRANSFERABLE, EXCEPT AS PROVIDED HEREIN.



                            TRANSMEDIA NETWORK INC.

             WARRANT TO PURCHASE 1,000,000 SHARES OF COMMON STOCK

                                                        Void after _______, 2004

         THIS CERTIFIES THAT, for value received, [____________, a _________ limited liability company] (the "Holder"), is entitled to subscribe for and purchase from Transmedia Network Inc., a Delaware corporation (the "Company"), an aggregate of 1,000,000 shares (as adjusted pursuant to Section 3 hereof) of fully paid and nonassessable Common Stock (the "Shares") of the Company, at the price of $ ______ per share [insert the average of the closing prices of the Common Stock as reported by the New York Stock Exchange during the 20 consecutive trading days preceding the Closing] (the "Exercise Price") (as adjusted pursuant to Section 3 hereof), and subject to the provisions and upon the terms and conditions hereinafter set forth.

         1.       Exercise; Payment.

                  (a) Time of Exercise; Expiration. This Warrant is immediately exercisable. This Warrant shall expire at, and shall no longer be exercisable after, 5:00 p.m., Chicago local time, on ________, 2004.

                  (b) Method of Exercise.

                           (i) Cash Exercise. The purchase rights represented by
this Warrant may be exercised by the Holder, at any time, in whole, or from time to time, in part, by the surrender of this Warrant (with the notice of exercise form attached hereto as Exhibit 1 duly executed) at the principal office of the Company, and by the payment to the Company, by certified, cashier's or other check acceptable to the Company, of an amount equal to the aggregate Exercise Price of the Shares being purchased.

                           (ii) Net Issue Exercise. In lieu of exercising this
Warrant, the Holder may elect to receive Shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to the Holder a number of shares of the Company's Common Stock computed using the following formula:

                  X = Y (A-B)
                      -------
                         A

Where X = the number of Shares to be issued to the Holder.

      Y = the number of Shares purchasable under this Warrant.

      A = the fair market value of one share of the Company's Common Stock.

      B = the Exercise Price (as adjusted to the date of such calculation).

                           (iii) Fair Market Value. For purposes of this Section
1, the fair market value of the Company's Common Stock shall mean:

                                    A. The average closing price of the
                  Company's Common Stock on the New York Stock Exchange or in the event the Company's Common Stock is not then traded on the New York Stock Exchange the average closing price quoted on any exchange on which the Common Stock is listed, as published in the Mid-Western Edition of the Wall Street Journal for the ten consecutive trading days prior to the date of determination of fair market value.

                                    B. If the Company's Common Stock is not
                  then traded on the New York Stock Exchange or on another exchange, the per share fair market value of the Common Stock shall be the fair market value price per share as determined in good faith by the Company's Board of Directors.

                  (c) Stock Certificates. In the event of any exercise of the rights represented by this Warrant, certificates for the shares of Common Stock so purchased shall be delivered to the Holder within a reasonable time and, unless this Warrant has been fully exercised or has expired, a new Warrant of identical terms and provisions as those hereof, representing the shares with respect to which this Warrant shall not have been exercised shall also be issued to the Holder within such time.

         2. Stock Fully Paid; Reservation of Shares. All of the Shares issuable upon the exercise of the rights represented by this Warrant will, upon issuance and receipt of the Exercise Price therefor, be fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof. During the period within which the rights represented by this Warrant may be exercised, the Company shall at all times have authorized and reserved for issuance sufficient shares of its Common Stock to provide for the exercise of the rights represented by this Warrant.

         3. Adjustment of Exercise Price and Number of Shares. The number and kind of Shares purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

                  (a) Reclassification. In case of any reclassification or change of outstanding securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), the Company shall, as condition precedent to such transaction, execute a new Warrant providing that the Holder shall have the right to exercise such new Warrant and upon such exercise to receive, in lieu of each share of stock theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification or change by a holder of one share of stock. Such new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3. The provisions of this Section 3(a) shall similarly apply to successive reclassifications or changes.

                  (b) Subdivision or Combination of Warrant Shares. If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its stock, the Exercise Price shall be proportionately decreased in the case of a subdivision or increased in the case of a combination.

                  (c) Stock Dividends. If the Company at any time while this Warrant is outstanding and unexpired shall pay a dividend with respect to stock payable in, or make any other distribution with respect to stock (except any distribution specifically provided for in the foregoing Section 3(a) and 3(b)) of stock, then the Exercise Price shall be adjusted, from and after the date of determination of stockholders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (i) the numerator of which shall be the total number of shares of stock outstanding immediately prior to such dividend or distribution, and (ii) the denominator of which shall be the total number of shares of stock outstanding immediately after such dividend or distribution.

                  (d) Adjustment of Number of Warrant Shares. Upon each adjustment in the Exercise Price, the number of shares of stock purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of Shares purchasable immediately prior to such adjustment in the Exercise Price by a fraction, the numerator of which shall be the Exercise Price immediately prior to such adjustment and the denominator of which shall be the Exercise Price immediately thereafter.

         4. Notice of Adjustments. Whenever the number of Shares purchasable hereunder or the Exercise Price thereof shall be adjusted pursuant to Section 3 hereof, the Company shall provide notice by first class mail to the holder of this Warrant setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the number of Shares which may be purchased and the Exercise Price therefor after giving effect to such adjustment.

         5. Fractional Shares. No fractional shares of Common Stock will be issued in connection with any exercise hereunder. In lieu of such fractional shares the Company shall make a cash payment therefor based upon the Exercise Price then in effect.

         6. Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the purchase rights hereunder, and each of such new Warrants will represent such portion of such rights as is designated by the Holder at the time of such surrender. All Warrants representing portions of the rights hereunder are referred to herein as the "Warrant."

         7. Replacement. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Holder is deemed to be reasonably satisfactory) of the ownership and the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction, upon the receipt of indemnity reasonably satisfactory to the Company, or, in the case of any such mutilation upon surrender of such Warrant, the Company will (at its expense, except for the cost of any lost security indemnity bond required which shall be paid for by the Holder) execute and deliver in lieu of such Warrant a new Warrant of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated Warrant and dated the date of such lost, stolen, destroyed or mutilated Warrant.

         8. Restrictive Legend. The Shares issuable upon exercise of this Warrant (unless registered under the Act) shall be stamped or imprinted with a legend in substantially the following form:

                  "The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or applicable state securities laws and may not be sold, transferred, assigned, offered, pledged or otherwise disposed of unless (i) there is an effective registration statement under such Act and such laws covering such securities or (ii) such sale, transfer, assignment, offer, pledge or other disposition is exempt from the registration and prospectus delivery requirements of such Act and such laws.

         9. Restrictions on Transfer. Neither this Warrant, nor any interest herein, may be transferred to any party without the Company's prior written consent; provided, however, that this Warrant may be transferred to any member of the Zell Group (as defined in that certain Amended and Restated Investment Agreement, dated as of March 3, 1998, among the Company, Samstock, L.L.C., EGI-Transmedia Investors, L.L.C. and Halmostock Limited Partnership) at any time, in whole, or from time to time, in part, without the Company's consent, upon delivery to the Company of the Notice of Transfer in the form of Exhibit 2 hereto.

         10. Rights of Stockholders. No holder of this Warrant shall be entitled, as a Warrant holder, to vote or receive dividends or be deemed the holder of Common Stock or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

         11. Notices, Etc. All notices and other communications between the Company and the Holder shall be mailed by first class registered or certified mail, postage prepaid, (i) if to the Company, at the Company's executive offices, and (ii) if to the Holder, at such address as may have been furnished to the Company in writing by the Holder.

         12. Governing Law, Headings. This Warrant is being delivered in the State of Delaware and shall be construed and enforced in accordance with and governed by the laws of such State. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof.

Issued this ___ day of _______, 1999.

                                            TRANSMEDIA NETWORK INC.


                                            By:
                                               ---------------------------
                                               Its:

                                                                       EXHIBIT 1


                              NOTICE OF EXERCISE


TO:      TRANSMEDIA NETWORK INC.
         11900 Biscayne Boulevard
         Miami, Florida  33181
         Attention:  Chief Executive Officer

         1. The undersigned hereby elects to purchase __________ shares of Common Stock of TRANSMEDIA NETWORK INC. pursuant to the terms of the attached Warrant.

         2. Method of Exercise (Please mark the applicable blank):

            ___ The undersigned elects to exercise the attached Warrant by means of a cash payment, and tenders herewith payment in full for the purchase price of the shares being purchased.

            ___ The undersigned elects to exercise the attached Warrant by means of the net exercise provisions of Section 1(b)(ii) of the Warrant.

         3. Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:


                                       Name:
                                            -------------------------


                                       Address:
                                               ----------------------

                                               ----------------------

Signature:
          -------------------


                                       Title:
                                             ------------------------

                                       Date:
                                            -------------------------

                                                                       EXHIBIT 2


                               NOTICE OF TRANSFER

         FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _______________________________ the right represented by the attached Warrant to purchase _______* shares of Common Stock of TRANSMEDIA NETWORK INC., to which the attached Warrant relates, and appoints ________________ Attorney-in-Fact to transfer such right on the books of TRANSMEDIA NETWORK INC., with full power of substitution in the premises.

Dated:                                   By:
      ---------------------------           ------------------------------

                                         Address:
                                                  ------------------------

                                                  ------------------------






-------------------

         * Insert here the number of shares without making any adjustment for additional shares of Common Stock or any other stock or other securities or property or cash which, pursuant to the adjustment provisions of the Warrant, may be deliverable upon exercise.